Exhibit 23.2

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent petroleum engineers, we hereby consent to the incorporation by reference in Registration Statement Nos. 333-228584 and 333-234764 on Form S-3, and Registration Statement Nos. 333-188552, 333-215798, 333-228637 and 333-235671 on Form S-8 of Diamondback Energy, Inc. (“Diamondback”), of our appraisal report relating to the proved gas and oil reserves of QEP Energy Company incorporated by reference in this Current Report on Form 8-K of Diamondback from the Annual Report on Form 10-K of QEP Resources, Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

Denver, Colorado

March 17, 2021